Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CRA International, Inc.:

We consent to the use of our reports dated January 29, 2010, with respect to the consolidated balance sheets of CRA International, Inc. as of November 28, 2009 and November 29, 2008, and the related consolidated statements of income, cash flows, and shareholders’ equity for each of the fiscal years in the three-year period ended November 28, 2009, and the effectiveness of internal control over financial reporting as of November 28, 2009, incorporated by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

Boston, Massachusetts

January 29, 2010